Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2003, relating to the financial statements and financial statement schedule of NIDEC Corporation, which appears in NIDEC Corporation’s annual report on Form 20-F for the year ended March 31, 2003.

/s/ ChouAoyama PricewaterhouseCoopers

Kyoto, Japan

June 30, 2004